UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

IntegraMed America, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following letter was distributed to the physicians and executive directors at IntegraMed America, Inc.’s fertility centers and to the staff and management at its corporate office on August 20, 2012:

It’s been several weeks since announcing we have entered into an agreement to be acquired by Sagard Capital Partners, L.P., and I would like to give you an update on where we stand now. I’m pleased to report that the process has been progressing nicely and we are comfortable that we will be done on or ahead of schedule.

When we made the announcement, there were two primary hurdles that we needed to overcome in order to consummate the transaction. The first hurdle was to secure regulatory anti-trust approval, which we have now obtained. The second hurdle is to gain shareholder approval and we expect it will go smoothly. Our largest shareholder group has already given their support.

Now that we’re in the homestretch, we are excited to begin this new chapter in our company’s history and I’m sure you are, as well. As you know, going through an acquisition is highly regulated and our contact with Sagard has been limited since the announcement. What I can share with you, however, is that Sagard is just as excited about the possibility of our business as we are.

Prior to entering into our agreement, we provided Sagard complete transparency into the opportunities and challenges we have experienced this year. They are fully aware of your feedback as well as the work that I, my leadership team, and the joint taskforces have been doing on the critical initiatives. They understand the importance of these initiatives and are committed to supporting our efforts and the investment required to enable us to provide best-in-class service and support within the fertility space.

This fall, once the acquisition is complete, we will conduct a series of visits with Sagard so you can meet with the Sagard team directly, ask questions, and share your vision for our business.

On a personal note, I am energized about the opportunities ahead of us and what we will be able to accomplish. I want to ensure you that communication will continue to be a priority. You have my commitment that we will continue to engage you and work collaboratively in shaping our future.

Exciting days are ahead and I look forward to sharing even more exciting news.

Jay Higham, Chairman, President & CEO
IntegraMed
2 Manhattanville Rd. | Purchase, NY  10577
P:  914-251-4127 | F:  914-253-8091 | jay.higham@integramed.com

Additional Information About the Proposed Acquisition and Where to Find It

In connection with the proposed acquisition of the Company by affiliates formed by Sagard Capital Partners, L.P., the Company filed a definitive proxy statement and form of proxy with the Securities and Exchange Commission (the “SEC”) on August 20, 2012. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders are able to obtain free copies of the definitive proxy statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s investor relations firm Catalyst Global LLC at (212) 924-9800 or inmd@catalyst-ir.com. Investors and security holders may also obtain free copies of the documents that the Company files with the SEC, including the definitive proxy statement, by going to the Company’s website www.integramed.com or by contacting the Company at IntegraMed America, Inc., Two Manhattanville Road, 3rd Floor, Purchase, New York 10577, Attention: Secretary, telephone (914) 253-8000.

The Company and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in favor of the proposed merger. Investors and security holders may obtain more detailed information regarding the direct and indirect interests in the proposed merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the proposed merger by reading the definitive proxy statement regarding the proposed merger. Information about the Company’s directors and executive officers may be found in the Company’s definitive proxy statement for the Company’s 2012 annual meeting of stockholders, which was filed with the SEC on April 25, 2012. These documents are available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to the Company as provided above.